Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS EPS OF $0.29

FOR QUARTER ENDED OCTOBER 31, 2010

LITTLE FALLS, New Jersey (December 9, 2010) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $4,975,000, or $0.29 per diluted share, on a 1% increase in sales to a record $71,993,000 for the first quarter ended October 31, 2010. This compares with net income of $6,168,000, or $0.37 per diluted share, on sales of $70,995,000 for the first quarter ended October 31, 2009.

According to Andrew Krakauer, Cantel’s President and CEO, “I am pleased with the performance of Cantel this quarter. It is important to note that in the corresponding quarter last year, sales were favorably impacted by over $4 million and EPS was higher by $0.10 due to atypically high face mask shipments driven by the H1N1 flu outbreak. Therefore, this quarter we actually increased normalized net income despite substantial incremental investments in research and development, as well as in sales and marketing programs. Further, we achieved respectable core sales growth in our three largest segments.”

Krakauer added, “Our Endoscope Reprocessing business had especially stellar performance as sales grew by over 33%, driven by strong shipments of our two newest reprocessors, the Advantage® Plus and the DSD Edge, as well as disinfectants and sterilants, parts and service. Our Healthcare Disposables segment had one of its strongest quarterly performances without any sales derived from H1N1 flu preparedness. We were also pleased to have acquired Gambro’s United States water business on October 6, which added to the sales growth in our Water Purification and Filtration segment. Cantel’s overall growth continues to attest to our successful strategy to invest in new product development, sales and marketing, and acquisitions.”

The Company also reported that its balance sheet at October 31, 2010 included current assets of $92,730,000, including cash of $15,954,000, a current ratio of 1.45:1, gross debt of $33,000,000 and stockholders’ equity of $214,209,000. Krakauer stated, “We continue to maintain a strong balance sheet and generate substantial cash flow and EBITDAS. Our net debt position of $17,046,000 at the end of this quarter gives us a favorable net debt to EBITDAS ratio of .38:1. As a result of the Company’s strong cash flow generation, our net debt increased by only $2,151,000 over the past year, despite funding approximately $23 million for two acquisitions.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for the dental industry, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2010 on Thursday, December 9, 2010 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from December 9, 2010 at 2:00 PM through midnight on December 16, 2010 by dialing 1-877-660-6853 and using passcode #286 and conference ID #362463.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=162707. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	October 31,
	2010	2009

Net sales	$71,993	$70,995

Cost of sales	43,801	41,537

Gross profit	28,192	29,458

Expenses:
Selling	9,631	8,524
General and administrative	9,118	9,305
Research and development	1,629	1,265
Total operating expenses	20,378	19,094

Income before interest and income taxes	7,814	10,364

Interest expense	241	387
Interest income	(19)	(8)

Income before income taxes	7,592	9,985

Income taxes	2,617	3,817

Net income	$4,975	$6,168

Earnings per common share - diluted	$0.29	$0.37

Dividends per common share	$0.06	$—

Weighted average shares - diluted	16,993	16,769

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	October 31,	July 31,
	2010	2010
Assets
Current assets	$92,730	$94,731
Property and equipment, net	34,814	35,243
Intangible assets, net	40,399	32,717
Goodwill	128,555	116,783
Other assets	1,350	1,191
	$297,848	$280,665

Liabilities and stockholders’ equity
Current portion of long-term debt	$33,000	$10,000
Other current liabilities	30,832	30,984
Long-term debt	—	11,000
Other long-term liabilities	19,807	19,276
Stockholders’ equity	214,209	209,405
	$297,848	$280,665

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three months ended October 31, 2010 and 2009, respectively, is as follows (in thousands):

	Three Months Ended
	October 31,
	2010	2009

Net income	$4,975	$6,168

Income taxes	2,617	3,817
Interest expense	241	387
Interest income	(19)	(8)
Depreciation	1,628	1,564
Amortization	1,319	1,278
Gain on disposal of fixed assets	(11)	—

EBITDA	10,750	13,206

Stock-based compensation expense	765	789

EBITDAS	$11,515	$13,995

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.